Exhibit 18.1 May 1, 2019 Board of Directors State Street Corporation 1 Lincoln Street Boston, MA 02111 Ladies and Gentlemen: Note 1 of the Notes to the consolidated financial statements of State Street Corporation included in its Form 10-Q for the three months ended March 31, 2019, describes a change in the method of accounting for investments in low income housing tax credits investments from the equity method of accounting to the proportional amortization method of accounting. There are no authoritative criteria for determining a ‘preferable’ method of accounting for low income housing tax credit investments based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2018, and therefore we do not express any opinion on any financial statements of State Street Corporation subsequent to that date. Very truly yours, /s/ Ernst & Young LLP Boston, Massachusetts